NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2013

FIRST QUARTER RESULTS

Houston, Texas - February 6, 2013 - Geospace Technologies Corporation (NASDAQ: GEOS) today announced net income of $22.0 million, or $1.70 per diluted share, on revenues of $77.8 million for its fiscal quarter ended December 31, 2012. This compares with a net income of $8.7 million, or $0.68 per diluted share, on revenues of $43.3 million for the comparable quarter last year.

"We are very pleased with the company's performance in the first quarter whereby we reported all-time record revenues and net income. Revenues increased 80% over last year's first quarter and net income grew 153%. Wireless product sales led the way with revenues of $46.9 million, driven by the sale of 47,000 channels of our GSX system. As expected, revenues from our reservoir products increased significantly to $11.2 million primarily driven by the recognition of $8.7 million of revenues from the Statoil order. Quarterly revenues from our traditional seismic products were level with last year, and our non-seismic products declined slightly," said Gary D. Owens, Geospace Technologies' Chairman, President and CEO.

"The number of our wireless channels in the market place continues to increase at a strong pace. As previously announced, we sold a 24,000-channel GSX system to TGC Industries and a 12,000-channel GSX system to Dawson Geophysical, both existing wireless customers operating in North America. In addition, we sold a 10,000-channel GSX system to SAExploration, a new international customer offering seismic services in both North and South America. Since its introduction back in 2008 and through December 31, 2012, we have sold 205,000 wireless channels and at December 31, 2012 we had 65,000 wireless channels in our worldwide rental fleet. Since the end of the first quarter, we have received and delivered a smaller GSX system to a new customer operating in Mexico, and we have received an order from a Russian customer for another small GSX system. While these systems are small, these transactions are important to our goal of gaining more international exposure with the GSX wireless system during fiscal year 2013."

"Interest remains high for our new OBX subsea nodal system. Similar to the GSX's land seismic wireless applications, the OBX is our wireless system for marine environments. We have recently received two small OBX orders from Russian customers, one for a purchase and the other for a short-term rental. Another small OBX system is expected to be rented to a customer operating in West Africa. We expect to ship each of these OBX systems in the second quarter of fiscal year 2013."

"As mentioned in our last earnings report, the permanent seabed seismic reservoir monitoring system ordered by Shell Brasil Petróleo Ltda is expected to be shipped in our second quarter of fiscal year 2013. Revenue from this contract is now expected to be approximately $17.7 million; however, the incremental increase from the previously reported value of $14.9 million is predominantly composed of incremental costs which will be passed-through to Shell with little or no mark-up. During the quarter, we recognized $8.7 million of revenue from the $160 million Statoil order utilizing the percentage of completion method of revenue recognition. At this time, we reiterate our previous estimate that approximately 45%, 40% and 15% of the Statoil order's revenues and costs will be recognized in fiscal years 2013, 2014 and 2015, respectively."

"Our current level of business activity has resulted in the need for new employees. We added 31 new employees in our Houston operations in the first quarter ended December 31, 2012 - a 4% increase - and our total employee count for our Houston operations now stands at 844 and our worldwide employee count stands at 1,216, slightly less than our all-time high."

"During the quarter, we completed the purchase of two new buildings. One of these buildings is a 19,000 square foot warehouse in Bogotá, Colombia which will house our South American sales, equipment rental and product support operations for our wireless and other seismic products. The second building is a 30,000 square foot facility located near our Pinemont facility in northwest Houston. The initial purpose of this facility is to provide the space necessary to store and test the permanent seabed data acquisition systems for both Shell and Statoil. We are pursuing additional space to expand other areas of our operations, including our engineering and manufacturing areas."

"The company's balance sheet remains strong. We ended the quarter with $159 million of working capital, $65 million of cash and short-term investments, and no long-term debt on our balance sheet. Our $25 million credit facility remains untouched at this time, resulting in total liquidity of $90 million at the end of the first quarter. We are in good shape to continue the production of the Statoil order, expand our OBX inventories, and invest in new product opportunities."

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31, 2012	December 31, 2011

Sales	$ 77,751	$ 43,281
Cost of sales	37,187	22,623
Gross profit	40,564	20,658

Operating expenses:
Selling, general and administrative expenses	5,363	4,735
Research and development expenses	3,365	2,889
Bad debt expense	269	436
Total operating expenses	8,997	8,060

Loss on disposal of equipment	(19)	--

Income from operations	31,548	12,598

Other income (expense):
Interest expense	(85)	--
Interest income	229	267
Foreign exchange gains	46	122
Other, net	(16)	(55)
Total other income, net	174	334

Income before income taxes	31,722	12,932
Income tax expense	9,709	4,247

Net income	$ 22,013	$ 8,685

Basic earnings per common share	$ 1.72	$ 0.68

Diluted earnings per common share	$ 1.70	$ 0.68

Weighted average common share outstanding - Basic	12,827,918	12,704,538
Weighted average common share outstanding - Diluted	12,926,814	12,835,096